Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Non-Qualified Stock Option Grants and Restricted Stock Awards of Semtech Corporation and to the incorporation by reference therein of our reports dated April 10, 2007, with respect to the consolidated financial statements and financial statement schedule of Semtech Corporation included in its Annual Report (Form 10-K) for the year ended January 28, 2007, Semtech Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Semtech Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Woodland Hills, California

April 10, 2007